EXHIBIT 99.2

Segment and Category Revenues

(Unaudited)

(In thousands)

	Three Months Ended
	March 31,
	2017	2016
Segment Revenues:
Network Solutions	$143,597	$123,883
Services & Support	26,682	18,321

Total	$170,279	$142,204

Category Revenues:
Access & Aggregation	$120,143	$93,855
Customer Devices	36,268	32,353
Traditional & Other Products	13,868	15,996

Total	$170,279	$142,204

Sales by Geographic Region:
United States	$119,262	$116,348
International	51,017	25,856

Total	$170,279	$142,204